U.S. Securities and Exchange Commission
                            Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)  January 18, 2001


                                 RENTECH, INC.
            (Exact name of registrant as specified in its charter)

  Colorado                      0-19260                       84-0957421
  (State of incorporation)      (Commission File Number)   (IRS Employer
                                                      Identification No.)

  1331 17th Street, Suite 720, Denver, Colorado 80202              80202
  (Address of principal executive offices)                     (Zip Code)

                                (303) 298-8008
            (Registrant's telephone number, including area code)

                                     N/A
       (Former name or former address, if changed since last report)


  Item 5.  Other Events.

      The State of Wyoming Business Council (WBC) has notified Rentech, Inc. that the WBC it will provide $800,000 to Rentech to perform a gas-to-liquids (GTL) feasibility study. Rentech will use the WBC funding to evaluate use of Rentech's patented and proprietary Fischer-Tropsch gas-to-liquids technology in two potential projects within Wyoming. Both projects would produce alternative fuels and other valuable hydrocarbon products.

       Phase I involves studying the feasibility of retrofitting a portion of an existing methanol facility in Wyoming, to potentially produce up to 2,500 barrels per day of GTL products. Phase II entails the study of the feasibility of constructing a separate 10,000 barrel per day greenfield plant at the same site. Rentech estimates that it will take approximately six to nine months to complete the study.

       The award caps almost two years of discussions, planning and negotiations between Rentech and the Wyoming Business Council. Under the




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  terms of the agreement, the WBC can recover its investment from financing obtained for construction of a project and from a production royalty that would apply for a limited term to the sale of any products.

       Certain portions of this release may contain forward-looking statements within the meaning of the federal securities laws. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements. These include market acceptance of Rentech's GTL technology, availability of necessary financing, ability to economically construct, retrofit and operate plants using the technology, and profitable marketing of the liquid hydrocarbon products. For more information concerning factors that could cause such a difference, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Although Rentech believes its statements to be reasonable, investors are cautioned that such forward-looking statements involve risk and uncertainties. Rentech undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      RENTECH, INC.



                                 By:  (signature)
                                      ------------------------------------
                                      Dennis L. Yakobson, President
  Date:  January 24, 2001